GMAC Financial Services Confirms Capital Requirements Resulting from the Supervisory Capital Assessment Program

NEW YORK – GMAC Financial Services today confirmed capital requirements for the company resulting from the Federal Reserve’s Supervisory Capital Assessment Program (S-CAP).  In connection with this program, GMAC has committed that no later than Nov. 9, 2009, the company will have increased the common shareholder equity component of Tier 1 capital by $11.5 billion, of which $9.1 billion must be new Tier 1 capital.

Methods to increase capital could include issuance of new common equity or issuance of mandatory convertible preferred shares or conversion of exiting equity into a form of Tier 1 common equity.  GMAC is required to provide the Federal Reserve Bank of Chicago with a plan to attain the capital requirements by June 8, 2009.

“Ensuring the availability of credit to consumers and businesses is a key component in stabilizing the economy and a top priority at GMAC,” said GMAC Chief Executive Officer Alvaro G. de Molina.  “We support the government’s efforts to shore-up the banking system and expect that the additional capital raised will further strengthen GMAC and aid in achieving our strategic objectives.”

These capital requirements do not include the additional capital required to finance Chrysler dealers and customers related to GMAC’s previously announced agreement with the automaker.  In connection with this agreement, the U.S. government has indicated that it intends to support GMAC by providing the capital required to support the financing of Chrysler dealers and customers.

About GMAC Financial Services
GMAC is a bank holding company with operations in North America, South America, Europe and Asia-Pacific. GMAC specializes in automotive finance, mortgage operations, insurance, commercial finance and online banking.  As of March 31, 2009, the company had approximately $180 billion in assets and serviced 15 million customers around the world.  Visit the GMAC media site at http://media.gmacfs.com for more information.

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Forward-Looking Statements

In this press release, the use of the words “expect,” “anticipate,” “estimate,” “project,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GMAC LLC’s (“GMAC”) actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for GMAC, which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: the inability or unwillingness of the U.S. government to provide the additional liquidity and capital necessary for us to finance Chrysler LLC (“Chrysler”) dealers and customers, and uncertainty around the ultimate form, amount and terms of such capital;  our inability to successfully accommodate the additional risk exposure relating to providing wholesale and retail financing to Chrysler dealers and customers and the resulting impact to our financial stability; uncertainty related to Chrysler’s bankruptcy process and its proposed industrial alliance with Fiat SpA; the success or lack thereof of Chrysler’s bankruptcy process and its proposed industrial alliance with Fiat SpA; our ability to recover any payments or obligations owed to us by Chrysler during Chrysler’s bankruptcy process; uncertainty related to the new financing arrangement between GMAC and Chrysler; uncertainty regarding our ability to raise the additional capital required as a result of the recently completed Supervisory Capital Assessment Program and uncertainty around the ultimate form, amount and terms of such capital;  securing low cost funding for GMAC and maintaining the mutually beneficial relationship between GMAC, General Motors Corporation (“GM”) and Chrysler; our ability to maintain an appropriate level of debt; the profitability and financial condition of GM and Chrysler; our ability to realize the anticipated benefits associated with our recent conversion to a bank holding company, and the increased regulation and restrictions that we will be subject to; uncertainty concerning our ability to access additional federal liquidity programs; disruptions in the market in which we fund GMAC’s operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap, GMAC, GM or Chrysler; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.  Investors are cautioned not to place undue reliance on forward-looking statements. GMAC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contact:
Gina Proia
917-369-2364
gina.proia@gmacfs.com